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                                                                     EXHIBIT 4.7

July 7, 2004

Mr. Louis Richards, Vice President
MileOne Automotive, Inc.
Atlantic Automotive Corp.
23 Walker Avenue
Baltimore, MD 21208

Dear Lou:

Reference is made to a certain Asset Purchase Agreement dated as of February 9, 2004, as clarified by that certain Side Letter Agreement dated February 9, 2004, as further clarified by that certain First Amendment to Asset Purchase Agreement dated as of March 1, 2004 and as further clarified by that Second Amendment to Purchase Agreement dated as of April 13, 2004 (the "Agreement"), by and among Mr. Tire, Inc. k/n/a MileOne Automotive, Inc. ("Seller"), Atlantic Automotive Corp. and Monro Muffler Brake, Inc. ("Monro").

This will confirm our telephone conversation in which we agreed to extend the period of time to August 31, 2004 that Monro has to audit Seller's adjustments under Sections 2.05B, 2.05C, 2.05D and 2.05E, as applicable, of the Agreement.

Please acknowledge your consent in the space provided. Thank you for your cooperation.

Very truly yours,

/s/ CATHERINE D'AMICO
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Catherine D'Amico
Chief Financial Officer

CD:mc

Acknowledged and agreed this 22
Day of July 2004.

MILEONE AUTOMOTIVE, INC.

/s/ LOUIS RICHARDS
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            Louis Richards
            Vice President

ATLANTIC AUTOMOTIVE CORP.

/s/ LOUISE RICHARDS
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            Louis Richards
            Vice President